EXHIBIT 10.4

                         FLUSHING FINANCIAL CORPORATION
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 28th day of November, 2000, by and between Flushing Financial Corporation, a Delaware corporation having its executive offices at 144-51 Northern Boulevard, Flushing, New York 11354 (the "Holding Company"), and Michael J. Hegarty, residing at [ADDRESS ON FILE] ("Officer").

                                   WITNESSETH:

     WHEREAS, the Holding Company and the Officer are parties to an Employment Agreement dated as of November 21, 1995 as amended as of June 18, 1996, July 16, 1996, and November 26, 1996; and

     WHEREAS, the Holding Company considers the availability of the Officer's services to be important to the successful management and conduct of the Holding Company's business and desires to secure for itself the continued availability of his services; and

     WHEREAS, for purposes of securing for the Holding Company the Officer's continued services, the Board of Directors of the Holding Company ("Board") has authorized the proper officers of the Holding Company to enter into an amended and restated employment agreement with the Officer on the terms and conditions set forth herein; and

     WHEREAS, the Officer is willing to make his services available to the Holding Company on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Holding Company and the Officer hereby agree as follows:

     Section 1. Employment.

     The Holding Company hereby agrees to employ the Officer, and the Officer hereby agrees to accept such employment, during the period and upon the terms and conditions set forth in this Agreement.

     Section 2. Employment Period.

     (a) Except as otherwise provided in this Agreement to the contrary, the terms and conditions of this Agreement shall be and remain in effect during the period of employment ("Employment Period") established under this section 2. The Employment Period under this Amended and Restated Employment Agreement shall be for a term commencing on November 28, 2000 and ending on November 21, 2003, plus such extensions as are provided pursuant to section 2(b) of this Agreement.

     (b) On or as of July 1, 2001, and on or as of each July 1 thereafter, the Employment Period shall be extended for one additional year if and only if the Board shall have authorized the extension of the Employment Period prior to July 1 of such year and the Officer shall not have notified the Holding Company prior to July 1 of such year that the Employment Period shall not be so extended. If the Board shall not have authorized the extension of the Employment Period prior to July 1 of any such year, or if the Officer shall have given notice of nonextension to the Holding Company prior to July 1 of such year, then the Employment Period shall not be extended pursuant to this section 2(b) at any time thereafter and shall end on the last day of its term as then in effect. Notwithstanding the foregoing provisions of this Section 2(b), there shall be no extension of the term of this Agreement as of July 1, 2003 and July 1, 2004, so as to reduce the remaining term of the Agreement, and annual extensions shall begin again as of July 1, 2005.

     (c) Upon the termination of the Officer's employment with the Holding Company, the extensions provided pursuant to section 2(b) shall cease (if such extensions have not previously ceased).

     Section 3. Title and Duties.

     On the date on which the Employment Period commences, the Officer shall hold the position of President and Chief Executive Officer of the Holding Company and shall be a member of the Board with all of the powers and duties incident to such positions under law and under the by-laws of the Holding Company. During the Employment Period, the Officer shall: (a) devote his full business time and attention (other than during weekends, holidays, vacation periods and periods of illness or approved leaves of absence) to the business and affairs of the Holding Company and its subsidiaries and use his best efforts to advance the interests of the Holding Company and its subsidiaries, including reasonable periods of service as an officer and/or board member of trade associations, their related entities and charitable organizations; and (b) perform such reasonable additional duties, as may be assigned to him by or under the authority of the Board; provided, however, that the Officer shall be permitted to devote a reasonable amount of time to service on the Board of Directors of EDO Corporation, so long as such service shall not interfere with his obligations under this Agreement. The Officer shall also serve as an officer and director of Flushing Savings Bank, FSB (the "Bank") pursuant to the Employment Agreement between the Officer and the Bank dated as of the date hereof ("Bank Employment Agreement"). The Holding Company hereby acknowledges that the Officer's service under this Agreement shall not be deemed to materially interfere with the Officer's performance under the Bank Employment Agreement or otherwise result in a breach of the Bank Employment Agreement. The Officer shall have such authority as is necessary or appropriate to carry out his duties under this Agreement.

     Section 4. Compensation.

     In consideration for services rendered by the Officer under this Agreement:

     (a) The Holding Company shall pay to the Officer a salary at an annual rate equal to the greater of (i) $420,000 or (ii) such higher annual rate as may be prescribed by or under the authority of the Board (the "Current Salary"). In addition, the Holding Company shall credit to the Officer 10% of the greater of the amounts described in the preceding clauses (i) and (ii) to be deferred in accordance with section 5(b). The Officer will undergo an annual salary and performance review on or about June 30 of each year commencing in 2001. The Current Salary payable under this section 4 shall be paid in approximately equal installments in accordance with the Holding Company's customary payroll practices.

     (b) The Officer shall be eligible to participate in any bonus plan maintained by the Holding Company for its officers and employees. If the Officer shall earn any bonus under any bonus plan of the Bank but such bonus shall not be paid by the Bank, the Holding Company shall pay such bonus to the Officer.

     Section 5. Employee Benefits and Other Compensation.

     (a) Except as otherwise provided in this Agreement, the Officer shall, during the Employment Period, be treated as an employee of the Holding Company and be entitled to participate in and receive benefits under the Holding
Company's employee benefit plans and programs, as well as such other compensation plans or programs (whether or not employee benefit plans or programs), as the Holding Company may maintain from time to time, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and with the Holding Company's customary practices.

     (b) If and to the extent that the Bank has not on or prior to such date credited such amounts, as of the last day of each regular payroll period during the Employment Period, the Holding Company shall credit to a bookkeeping account maintained by the Holding Company (such Holding Company account and the account established by the Bank under section 5(b) of the Bank Employment Agreement, collectively, the "Deferred Compensation Account") 10% of the Current Salary payable to the Officer during such period pursuant to section 4. The deferred compensation provided under this section 5(b) shall be deemed to be invested in one or more of the investment funds offered by Retirement System Fund, Inc. or in such other funds as may be specified by the Holding

Company with the consent of the Officer ("Investment Funds"), in multiples of 10%, as directed by the Officer from time to time no more frequently than once each calendar quarter. The Officer's Deferred Compensation Account shall be credited at least quarterly with the earnings (or losses) on such investments. The amount credited to the Officer's Deferred Compensation Account (including earnings or losses) shall be paid by the Holding Company to the Officer (or in the event of his death to his designated beneficiaries or, in the absence of any designation, his estate) in a cash lump sum promptly after the Officer's termination of employment with the Holding Company or the Bank (whichever may occur first) for any reason. For the purpose of determining the amount of such payment, the value of the account balance shall be determined ten (10) days prior to the payment date. The Officer acknowledges that the deferred compensation provided for in this section 5(b) shall not be taken into account for purposes of computing any pension or other retirement benefit to which he may be entitled under the Holding Company's benefit plans or programs.

     (c) The Holding Company shall provide the Officer with a suitable automobile for use in the performance of the Officer's duties hereunder and shall reimburse the Officer for all expenses incurred in connection therewith.

     (d) The Officer shall be entitled, without loss of pay, to vacation time in accordance with the policies periodically established by the Board for senior management officials of the Holding Company, which shall in no event be less than four weeks in each calendar year. Except as provided in section 7(b), the Officer shall not be entitled to receive any additional compensation from the Holding Company on account of his failure to take a vacation, nor shall he be entitled to accumulate unused vacation from one calendar year to the next except to the extent authorized by the Board for senior management officials of the Holding Company.

     (e) On May 27 of each of the years 1996 through 2000, either the Bank or the Holding Company has credited to a bookkeeping account maintained by it (such Holding Company account and the account established by the Bank under section 5(e) of the Bank Employment Agreement, collectively, the "Supplemental Retirement Account") a supplemental retirement benefit of $30,000. Prior to May 27, 2000, any interest or earnings obtained from investment of the supplemental retirement benefit provided under this section 5(e) shall accrue to the Holding Company. Following May 27, 2000, the supplemental retirement benefit shall be deemed to be invested in one or more of the Investment Funds, in multiples of 10%, as directed by the Officer from time to time no more frequently than once each calendar quarter, and the Officer's Supplemental Retirement Account shall be credited at least quarterly with the earnings (or losses) on such investments. Upon the Officer's termination of employment with the Holding Company or the Bank (whichever may occur first) for any reason, the amount credited to the Officer's Supplemental Retirement Account (including earnings or losses credited as described above) shall be promptly paid by the Holding Company to the Officer (or in the event of his death to his designated beneficiaries or, in the absence of any designation, his estate) in a cash lump sum. For the purpose of determining the amount of such payment, the value of the account balance shall be determined ten (10) days prior to payment date.

     (f) If and to the extent that the Bank has not on or prior to such date credited such amount, on May 27 of each of the years 2001 through 2011, the Holding Company shall credit to a bookkeeping account maintained by the Holding Company (such Holding Company account and the account established by the Bank under section 5(f) of the Bank Employment Agreement, collectively, the "Additional SERP Account") an additional supplemental retirement benefit of $50,000. Prior to May 27, 2011, any interest or earnings (or losses) obtained from investment of the additional supplemental retirement benefit provided under this section 5(f) shall accrue to the Holding Company and shall not be credited to the Officer's Additional SERP Account, but may be utilized by the Holding Company to discharge its obligations under this section 5(f). Following May 27, 2011, the additional supplemental retirement benefit shall be deemed to be invested in one or more of the Investment Funds, in multiples of 10%, as directed by the Officer from time to time no more frequently than once each calendar quarter, and the Officer's Additional SERP Account shall be credited at least quarterly with the earnings (or losses) on such investments. Upon the Officer's termination of employment with the Holding Company or the Bank (whichever may occur first) by reason of his death, or upon his voluntary resignation without Good Reason, or upon his termination for "Cause" (as defined in section 8(b) of this Agreement), the amount then credited to the Officer's Additional SERP Account (disregarding earnings and losses prior to May 27, 2011) shall be promptly paid by the Holding Company to the Officer (or in the case of his death, to his designated beneficiaries or, in the absence of any designation, to his estate) in a cash lump sum, and thereafter no additional amounts shall be credited to the Officer's Additional SERP

Account. Upon the Officer's termination of employment with the Holding Company or the Bank (whichever may occur first) by reason of retirement (which shall mean termination of employment at a time when the Officer is eligible to receive an Early, Normal, or Postponed Retirement Benefit under the Bank's Retirement
Plan), Disability (as defined in section 9(a)), voluntary resignation within one year following an event that constitutes Good Reason (as defined in section 7(a)(i)), or discharge without "Cause", or in the event of the Officer's termination of employment for any reason following a Change of Control, the Holding Company shall promptly pay to the Officer a cash lump sum equal to (i) $500,000, without regard to the amount then credited to his Additional SERP Account, or (ii) the amount then credited to his Additional SERP Account if such amount is greater than $500,000 and termination of employment occurs after May 27, 2011. Upon such payment, no further amount shall be payable under this section 5(f).

     (g) If and to the extent that the Bank has not funded such benefits under the Bank Employment Agreement, the Holding Company shall fund in a "rabbi trust" on an ongoing and current basis (i) the deferred compensation provided under section 5(b) hereof,  (ii) the  supplemental  retirement  benefit provided under section 5(e) hereof, and (iii) the additional supplemental retirement benefit provided under section 5(f) hereof. The Trustee of such "rabbi trust" shall be an independent bank or trust company.

     (h) If any amounts deferred pursuant to this Agreement are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income by the Officer prior to payment of such amounts under this Agreement, such amounts shall be immediately paid to the Officer, notwithstanding any other provision of this Agreement providing for deferral.

     Section 6. Working Facilities and Expenses.

     The Officer's principal place of employment shall be at the executive offices of the Holding Company in Queens County, New York or at such other location upon which the Holding Company and the Officer may mutually agree. The Holding Company shall provide the Officer, at his principal place of employment, with a private office, stenographic services and other support services and facilities consistent with his position with the Holding Company and necessary or appropriate in connection with the performance of his duties under this Agreement. The Holding Company shall reimburse the Officer for his ordinary and necessary business expenses, including, without limitation, travel and entertainment expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Holding Company of an itemized account of such expenses in such form as the Holding Company may reasonably require.

     Section 7. Termination with Holding Company Liability.

     (a) In the event that the Officer's employment with the Bank and/or the Holding Company shall terminate during the Employment Period on account of:

                    (i) the Officer's voluntary resignation from employment with the Bank and the Holding Company within one year following an event that constitutes "Good Reason," which is defined as:

                         (A) the  failure of the Bank to elect or to reelect the
                    Officer to serve as its President and Chief Executive Officer and a member of its board of directors, or such other position as the Officer consents to hold, or the failure of the Holding Company to elect or reelect the Officer to serve as its President and Chief Executive Officer and a member of its Board, or such other position as the Officer consents to hold;

                         (B) the failure of the Bank or the  Holding  Company to
                    cure a material adverse change made by it in the Officer's functions, duties, or responsibilities in his position with the Bank or the Holding Company, respectively, within sixty days following written notice thereof from the Officer;

                         (C) the failure of the Bank or the  Holding  Company to
                    maintain the Officer's principal place of employment at its executive offices in Queens County, New York or at such other location upon which the Bank or the Holding Company and the Officer may mutually agree;

                         (D) the  failure of the Board to extend the  Employment
                    Period within the times provided in section 2(b) or the failure of the Bank's board of directors to extend the Employment Period under the Bank Employment Agreement within the times provided in section 2(b) of such Agreement; provided, however, that such failure shall not constitute Good Reason until the earlier of 30 days after any determination by the Board or the Bank's board of directors that the Employment Period shall not be so extended or August 1 of such year;

                         (E) the failure of the Bank or the  Holding  Company to
                    cure a material breach of the Bank Employment Agreement or this Agreement by the Bank or the Holding Company, respectively, within sixty days following written notice thereof from the Officer; or

                         (F) after a Change of Control, the failure of any successor company to the Bank to assume the Bank Employment Agreement or of any successor company to the Holding Company to assume this Agreement.

                    (ii) the discharge of the Officer by the Bank or the Holding
               Company  for any reason  other than (A) for "Cause" as defined in section 8(b) of this Agreement or (B) the Officer's death or "Disability" as defined in section 9(a) of this Agreement; or

                    (iii) the Officer's  voluntary  resignation  from employment with the Bank and the Holding Company for any reason within the sixty-day period commencing six months following a Change of Control as defined in section 10;

then the Holding Company shall provide the benefits and pay to the Officer as liquidated damages the amounts provided for under section 7(b).

     (b) Upon the termination of the Officer's employment with the Bank and/or the Holding Company under circumstances described in section 7(a), the Holding Company shall pay and provide to the Officer:

                    (i) his earned but unpaid  Current  Salary as of the date of termination, plus an amount representing any accrued but unpaid vacation time and floating holidays;

                    (ii) if the Officer's termination of employment occurs after a Change of Control, a pro rata portion of his bonus for the year of termination, determined by multiplying the amount of the bonus earned by the Officer for the preceding calendar year by the number of full months of employment during the year of termination, and dividing by 12. If the Officer's termination of employment occurs prior to a Change of Control, the Compensation Committee of the Bank or of the Holding Company may, in its sole discretion, award the Officer a bonus for the year of termination, in an amount determined by such Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, which the Holding Company shall pay to the Officer promptly after it has been awarded;

                    (iii) the  benefits,  if any,  to which he is  entitled as a former employee under the Bank's and the Holding Company's employee benefit plans and programs and compensation plans and programs;

                    (iv) continued health and welfare benefits  (including group life, disability, medical and dental benefits), in addition to that provided pursuant to section 7(b)(iii), to the extent necessary to provide coverage for the Officer for the Severance Period (as defined in section 7(c)). Such benefits shall be provided through the purchase of insurance, and shall be equivalent to the health and welfare benefits (including cost-sharing percentages) provided to active employees of the Bank and/or the Holding Company (or any successor thereof) as from time to time in effect during the Severance Period. Where the amount of such benefits is based on salary, they shall be provided to the Officer based on the highest annual rate of Current Salary achieved by the Officer during the Employment Period. If the Officer had dependent coverage in effect at the time of his termination of employment, he shall have the right to elect to continue such dependent coverage for the Severance Period. The benefits to be provided under this paragraph (iv) shall cease to the extent that substantially equivalent benefits are provided to the Officer (and/or his dependents) by a subsequent employer of the Officer;

                    (v) if the  Officer  is age 55 or  older  at the  end of the
               Severance Period, he shall be entitled to elect coverage for himself and his dependents under the Bank's and the Holding Company's retiree medical and retiree life insurance programs. Such coverage, if elected, shall commence upon the expiration of the Severance Period, without regard to whether the Officer commences his pension benefit at such time, and shall continue for the life of each of the Officer and his spouse and for so long as any of his other covered dependents remain eligible. The coverage and cost-sharing percentage of the Officer and his dependents under such programs shall be those in effect under such programs on the date of the Officer's termination of employment with the Bank or the Holding Company, and shall not be adversely modified without the Officer's written consent;

                    (vi)  within  thirty  days  following  his   termination  of
               employment with the Bank or the Holding Company, a cash lump sum payment in an amount equal to the Current Salary, bonus, and deferred compensation that the Officer would have earned pursuant to sections 4(a), 4(b), and 5(b), respectively, if he had continued working for the Holding Company and the Bank for the Severance Period. For purposes of this paragraph, (A) the amount of bonus shall be the highest bonus, if any, paid to the Officer by the Bank or the Holding Company under section 4(b) of the Bank Employment Agreement or this Agreement within the three-year period prior to the date of termination and (B) the amount of deferred compensation shall be determined without any earnings on the additional deferred compensation that would have been credited under section 5(b) during the Severance Period. The calculation of the amount payable pursuant to this clause (vi) is set forth on Schedule A hereto; and

                    (vii) payment of the deferred compensation to which he is entitled pursuant to section 5(b), the supplemental retirement benefit to which he is entitled pursuant to section 5(e), and the additional supplemental retirement benefit to which he is entitled pursuant to Section 5(f) (in each case after crediting to his Accounts established under such sections any amount which was required to be credited to such Account pursuant to such sections as of the date of his termination of employment but was not so credited).

The lump sum payable pursuant to clause (vi) of this section 7(b) is to be paid in lieu of all other payments of Current Salary, bonus, and deferred compensation provided for under this Agreement relating to the period following any such termination and shall be payable without proof of damages and without regard to the Officer's efforts, if any, to mitigate damages. The Holding Company and the Officer hereby stipulate that the damages which may be incurred by the Officer following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits provided under this section 7(b) are reasonable under the circumstances as a combination of liquidated damages and severance benefits. The Officer shall not be entitled to any payment under this Agreement to make up for benefits that would have been earned under the Bank's Retirement Plan, 401(k) Savings Plan, and Supplemental Savings Incentive Plan (SSIP), and the Holding Company's

Stock-Based Profit Sharing Plan had he continued working for the Bank and the Holding Company for the Severance Period.

     (c) For purposes of section 7, the Severance Period means:

                    (i) in the case of  termination  of employment  prior to May
               27, 2004, a period of 36 months;

                    (ii) in the case of  termination  of  employment on or after
               May 27, 2004, but prior to a Change of Control, a period of 12 months; and

                    (iii) in the case of termination of employment after a Change of Control, a period of 36 months.

     Section 8. Termination for Cause or Voluntary Resignation Without Good Reason.

     (a) In the event that the Officer's employment with the Holding Company shall terminate during the Employment Period on account of:

                    (i) the discharge of the Officer by the Holding  Company for
               Cause; or

                    (ii) the Officer's  voluntary  resignation  from  employment
               with  the  Holding   Company   for   reasons   other  than  those
               constituting a Good Reason;

then the Holding Company shall have no further obligations under this Agreement, other than (A) the payment to the Officer of his earned but unpaid Current Salary as of the date of the termination of his employment; (B) the provision of such other benefits, if any, to which he is entitled as a former employee under the Bank's and the Holding Company's employee benefit plans and programs and compensation plans and programs; and (C) the payment of the deferred compensation to which he is entitled pursuant to section 5(b), the supplemental retirement benefit to which he is entitled pursuant to section 5(e), and the additional supplemental retirement benefit to which he is entitled pursuant to
Section 5(f) (in each case after crediting to his Accounts established under such sections any amount which was required to be credited to such Account pursuant to such sections as of the date of his termination of employment but was not so credited).

     (b) For purposes of this  Agreement,  the term "Cause"  means the Officer's
(i) willful failure to perform his duties under this Agreement or under the Bank Employment Agreement and failure to cure such failure within sixty days following written notice thereof from the Holding Company or the Bank, or (ii) intentional engagement in dishonest conduct in connection with his performance of services for the Holding Company or the Bank or conviction of a felony.

     Section 9. Disability or Death.

     (a) The Officer's employment with the Holding Company may be terminated for "Disability" if the Officer shall become disabled or incapacitated during the Employment Period to the extent that he has been unable to perform the essential functions of his employment for 270 consecutive days. Upon a termination of employment for "Disability", the Holding Company shall pay to the Officer in cash the following percentages of his Current Salary and deferred compensation under sections 4 and 5(b) of this Agreement, until the end of the Employment
Period: 100% for the first six months, 75% for the next six months and 60% thereafter for the remaining term, if any, of the Employment Period (less in each case any benefits which may be payable to the Officer under the provisions of disability insurance coverage in effect for Bank and/or Holding Company employees). In addition the Officer shall receive a cash lump sum equal to the amount of the Officer's Supplemental Retirement Account established pursuant to section 5(e),  and payment of his Deferred  Compensation  Account as provided in section 5(b) and the additional supplemental retirement benefit to which he is entitled pursuant to section 5(f) (in each case after crediting to the Accounts established under such sections any amounts which were required to be credited to such Accounts pursuant to sections 5(b), 5(e), and 5(f) as of the date of his termination of employment but were not so credited).

     (b) In the event that the Officer's employment with the Holding Company shall terminate during the Employment Period on account of death, the Holding Company shall promptly pay the Officer's designated beneficiaries or, failing any designation, his estate a cash lump sum payment equal to his earned but unpaid Current Salary plus the amount of the Officer's Deferred Compensation Account, Supplemental Retirement Account, and Additional SERP Account as provided in sections 5(b), 5(e), and 5(f) (after crediting to such Accounts any amounts which were required to be credited to such Accounts pursuant to sections 5(b), 5(e), and 5(f) as of the date of his death but were not so credited).

     (c) In the event of the Officer's termination of employment on account of death or Disability prior to a Change of Control, the Compensation Committee of the Bank or of the Holding Company may, in its sole discretion, award the Officer a bonus for the year of termination, in an amount determined by such Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Holding Company shall pay such bonus to the Officer or, in the event of death, his designated beneficiaries or estate, as the case may be, promptly after it is awarded. In the event of the Officer's termination of employment on account of death or Disability after a Change of Control, the Holding Company shall promptly pay the Officer or, in the event of death, his designated beneficiaries or estate, as the case may be, a pro rata portion of his bonus for the year of termination, determined by multiplying the amount of the bonus earned by the Officer for the preceding calendar year by the number of full months of employment during the year of termination, and dividing by 12.

     Section 10. Change of Control.

     For purposes of this Agreement, the term "Change of Control" means:

     (a) the acquisition of all or substantially all of the assets of the Bank or the Holding Company by any person or entity, or by any persons or entities acting in concert;

     (b) the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Holding Company or of any successor corporation shall consist of persons other than Current Members (for these purposes, a "Current Member" shall mean any member of the Board of Directors of the Bank or the Holding Company as of July 18, 2000 and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

     (c) the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Holding Company by any person or group deemed a person under Section 13(d)(3) of the Act; or

     (d) approval by the stockholders of the Bank or the Holding Company of an agreement providing for the merger or consolidation of the Bank or the Holding Company with another corporation where the stockholders of the Bank or the Holding Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

     Section 11. Excise Tax Gross-up.

     In the event that the Officer becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank or the Holding Company or any affiliated company or from or pursuant to the terms of the Flushing Financial Corporation Employee Benefit Trust) (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Holding Company shall pay to the Officer at the time specified below an additional amount (the "Gross-up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by the Officer, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this section 11, but before reduction for any federal, state or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-up Payment in the Officer's adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.

     For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,

          (i) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing selected by the Holding Company and reasonably acceptable to the Officer ("Independent Auditors"), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax,

          (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause
     (i) above), and

          (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Holding Company's Independent Auditors appointed pursuant to clause (i) above in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     For purposes of determining the amount of the Gross-up Payment, the Officer shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Officer's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in the Officer's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Officer shall repay to the Holding Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Officer or otherwise realized as a benefit by the Officer) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Holding Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     The Gross-up Payment provided for above shall be paid on the thirtieth day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Holding Company shall pay to the Officer on such day an estimate, as determined by the Holding Company's Independent Auditors appointed pursuant to clause (i) above, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Holding Company to the Officer, payable on the fifth day after demand by the Holding Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Holding Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Holding Company may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Holding Company's control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and the Officer shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. The Officer shall cooperate with the Holding Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.

     Section 12. No Effect on Employee Benefit Plans or Compensation Programs.

     Except as expressly provided in this Agreement, the termination of the Officer's employment during the term of this Agreement or thereafter, whether by the Holding Company or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Holding Company's employee benefit plans or programs or compensation plans or programs (whether or not employee benefit plans or programs) that the Holding Company may maintain from time to time.

     Section 13. Successors and Assigns.

     This Agreement will inure to the benefit of and be binding upon the Officer, his legal representatives and estate or intestate distributees, and the Holding Company and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Holding Company may be sold or otherwise transferred.

     Section 14. Notices.

     Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

          If to the Officer:

               Michael J. Hegarty
               [ADDRESS ON FILE]

          If to the Holding Company:

               Flushing Financial Corporation
               144-51 Northern Boulevard
               Flushing, New York 11354
               Attention: Secretary

     Section 15. Severability.

     A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

     Section 16. Waiver.

     Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

     Section 17. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

     Section 18. Governing Law.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles.

     Section 19. Headings.

     The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

     Section 20. Entire Agreement; Modifications.

     This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Employment Agreement dated as of November 21, 1995, by and between the Holding Company and the Officer, other than the Bank Employment Agreement. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

     Section 21. Funding.

     The Holding Company has agreed to fund certain of its obligations to the Officer under this Agreement in a "rabbi trust"; provided, however, that all assets used by the Holding Company to fund its obligations shall be part of the general assets of the Holding Company and shall be subject to all claims of the Holding Company's creditors.

     Section 22. Guarantee.

     The Holding Company guarantees the payment by the Bank of any and all benefits and compensation to which the Officer is entitled under the Bank Employment Agreement.

     Section 23. Non-duplication.

     In the event that the Officer shall perform services for the Bank or any other direct or indirect subsidiary of the Holding Company, any compensation or benefits provided to the Officer by such other employer shall be applied to offset the obligations of the Holding Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Officer for all services to the Holding Company and all of its direct or indirect subsidiaries. The Officer hereby acknowledges that if any payment made or benefit provided by the Holding Company under this Agreement is also required to be made or provided by the Bank under the Bank Employment Agreement, such payment or benefit by the Holding Company under this Agreement shall offset the payment required to be made or benefit required to be provided by the Bank under the Bank Employment Agreement.

     Section 24. Required Regulatory Provisions.

     Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Officer pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. section 1828(k) and any regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.


                                         FLUSHING FINANCIAL CORPORATION


                                         By: /S/ GERARD P. TULLY, SR.
                                            ---------------------------------
                                         Name: Gerard P. Tully, Sr
                                         Title: Chairman


                                         /S/ MICHAEL J. HEGARTY
                                         ------------------------------------
                                         Michael J. Hegarty

                                   Schedule A

       Calculation of Amount Payable pursuant to Section 7(b), Clause (vi)
               Assuming Termination of Employment December 1, 2000


     ----------------------------------------------------------------------

     (1)   Current Salary is greater of
              (a)  $420,000
              (b)  annual salary in effect
                                                                $  420,000

     ----------------------------------------------------------------------

     (2)   Bonus is greatest of bonus paid in last 3 years
           before termination
              (a)  $140,000        (1999 bonus)
              (b)    90,000        (1998 bonus)
              (c)    78,000        (1997 bonus)
                                                                $  140,000

     ----------------------------------------------------------------------

     (3)   Deferred Compensation
              10% of amount in Step (1)                         $   42,000

     ----------------------------------------------------------------------

     (4)   Severance Period
              36 months = 3 years

     ----------------------------------------------------------------------

     (5)   Amount Payable
              3 times (1)+(2)+(3)                               $1,806,000

     ----------------------------------------------------------------------